Exhibit 21.1

List of Subsidiaries

1.	AMM Holding Corporation	Delaware, USA
2.	Auto Tech Fund III	Delaware, USA
3.	Automotive Mastermind Inc.	Delaware, USA
4.	Carfax Admin LLC	Delaware, USA
5.	Carfax Advisory Services LLC	Delaware, USA
6.	Carfax Canada Holding ULC	Canada
7.	Carfax Canada ULC	Canada
8.	Carfax Europe GmbH	Germany
9.	Carfax Historical de Vehículos SL	Spain
10.	Carfax Italia SRL	Italy
11.	Carfax Netherlands BV	Netherlands
12.	Carfax Poland Sp Zoo	Poland
13.	Carfax Sverige AB	Sweden
14.	Carfax, Inc.	Pennsylvania, USA
15.	Global Mapping Strategies, Inc.	Michigan, USA
16.	IT Manufactory	Germany
17.	Market Scan Information Systems Inc.	California, USA
18.	Mobility Global Japan GK	Japan
19.	Mobility Global MBGL GmbH	Germany
20.	New General Company	France
21.	Polk Carfax, Inc.	Michigan, USA
22.	R.L. Polk & Co.	Delaware, USA
23.	R.L. Polk Australia Pty Ltd	Australia
24.	R.L. Polk Australia Pty Ltd (Branch Office)	Australia
25.	R.L. Polk France	France
26.	R.L. Polk Holding	UK
27.	R.L. Polk Holding LLC	Delaware, USA
28.	R.L. Polk Limited	UK
29.	R.L. Polk Malaysia Sdn. Bhd.	Malaysia
30.	R.L. Polk Mobility LLC	Delaware, USA
31.	R.L. Polk Private Limited	India
32.	R.L. Polk sp. z o.o.	Poland
33.	R.L. Polk Trading (Shanghai) Co. Ltd. Beijing Branch	China
34.	R.L. Polk Trading (Shanghai) Co. Ltd.	China
35.	R.L. Polk UK Limited	UK
36.	R.L. Polk UK Limited Branch	Ireland
37.	R.L. Polk, S. de R.L. de C.V.	Mexico
38.	S&P Global Alpha GmbH	Germany
39.	S&P Global Lambda Ltd	UK